DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Second Quarter Results

Downingtown PA, July 24, 2018 (GLOBE NEWSWIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income of $2.0 million, or $0.47 per diluted share, for the quarter ending June 30, 2018, compared with $2.3 million, or $0.53 per diluted share, for the same quarter, last year.  For the six months ending June 30, 2018, the Company reported net income of $4.7 million, or $1.08 per diluted share, compared with $4.7 million, or $1.10 per diluted share, for the same period last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

William J. Hieb, President and CEO, stated, “While overall second quarter results were impacted by the previously disclosed one-time restructuring expenses, our core businesses, including commercial lending and wealth management, continued to perform well.”  Mr. Hieb added, “Strong credit metrics reflect the Company’s ongoing commitment to maintain prudent underwriting standards, despite the pressures brought on by the flattening yield curve and competitive lending environment.”

Highlights

•	Total loans increased 2.4% (not annualized) on a sequential quarter basis and 4.7% (not annualized) since December 31, 2017.
•	Core deposits grew $11.0 million, or 1.5% (not annualized) since March 31, 2018, and were 78% of total deposits at June 30, 2018. As of June 30, 2018, the loan-to-deposit ratio was 95%.
•	Asset quality remained strong, as net charge-offs were only 0.15% (annualized) of total average loans for the second quarter of 2018. Non-performing loans were 0.76% of total loans at June 30, 2018.
•

On a sequential quarter basis, net interest income remained fairly stable at $9.1 million, despite the seven basis point decrease in the net interest margin to 3.44%.  The decline was largely attributable to a 12 basis point rise in the weighted average cost of interest-bearing liabilities.

•	Wealth management fees increased to $512,000 for the second quarter of 2018, compared with $435,000 and $471,000 for the quarters ending March 31, 2018 and June 30, 2017, respectively. 1

Wealth management fees represented approximately 38% of total fee income for the second quarter of 2018.
•	The Company paid a quarterly cash dividend of $0.07 per share on June 20, 2018.

Income Statement Summary

Net income of $2.0 million for the second quarter of 2018, generated a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) (a non-GAAP measure) of 0.74% and 9.2%, respectively.

Net interest income for the three months ending June 30, 2018 was $9.1 million, which represented a $41,000 increase from the quarter ending March 31, 2018, and a $211,000 decrease from the quarter ending June 30, 2017.  The year-over-year decline was primarily due to a 15 basis point decrease in the net interest margin to 3.44% for the quarter ending June 30, 2018.  The net interest margin decline resulted from a $232,000 net reduction in purchase accounting marks and the higher cost of interest-bearing liabilities, which was only partially offset by a $52.0 million rise in total average loans. For the second quarters of 2018 and 2017, the weighted average yields on total interest-earning assets were 4.28% and 4.12%, respectively, which included purchase accounting marks.

Total interest expense was $2.2 million for the three months ending June 30, 2018, compared with $1.9 million for the three months ending March 31, 2018, and $1.4 million for the second quarter of 2017.  The weighted average rate paid for interest-bearing liabilities was 0.90%, 0.78% and 0.56% for the quarters ending June 30, 2018, March 31, 2018, and June 30, 2017, respectively.  The rise in the weighted average rate was primarily due to an overall increase in market interest rates.

The provision for credit losses was $375,000 for the second quarter of 2018, compared with the same amount for the first quarter of 2018, and $585,000 for the quarter ending June 30, 2017.  As of June 30, 2018, the allowance for credit losses was $6.2 million and represented 0.70% of total loans.  Loans acquired in connection with the purchase of East River Bank in 2016 were recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.

Total non-interest income for the second quarter of 2018 remained fairly steady at $1.3 million, compared with the same amount for both the first quarter of 2018 and the quarter ending June 30, 2017.  Wealth management fees were $512,000 for the second quarter of 2018, compared with $471,000 for the first quarter of 2018.  Wealth management fees represented approximately 38% of total fee income.

Non-interest expense was $7.5 million for the quarter ending June 30, 2018, compared with $6.7 million for the first quarter of 2018, and $7.1 million for the second quarter of 2017.  As previously disclosed, non-interest expense for the second quarter of 2018 included a one-time severance payment of $434,000 and other related costs of $79,000 associated with an internal restructuring.  Non-interest expense for the second quarter of 2018 also included an expense of approximately $140,000 associated with the write-down of an OREO property.

The enactment of the Tax Cuts and Jobs Act in December 2017 provided significant changes including a reduction of the federal corporate tax rate to 21% from 34%, effective January 1, 2018. The Company’s effective tax rate for the quarter ending June 30, 2018 was 17.5% compared with 24.6% for the same quarter, last year.

Balance Sheet Summary

As of June 30, 2018, total assets were $1.1 billion.  Since December 31, 2017, total assets increased $51.7 million, or 4.8% (not annualized), primarily due to total loan growth of $39.4 million, or 4.7% (not annualized).  Total deposits increased $72.9 million, or 8.5% (not annualized) since December 31, 2017, mainly due to growth in money market and brokered deposits.  As of June 30, 2018, total shareholders’ equity was $105.3 million, compared with $101.9 million as of December 31, 2017.  Tangible book value per share (a non-GAAP measure) was $20.79 as of June 30, 2018, compared with $20.06 as of December 31, 2017.

Total loans were $885.3 million, or 78.1% of total assets, as of June 30, 2018.  As of June 30, 2018, commercial loans – a key strategic emphasis - totaled $727.9 million and represented 82% of total loans.    Over the past three months, total commercial loans increased $19.4 million, or 2.7% (not annualized).    Commercial mortgage loans increased $18.3 million, or 3.7%, commercial business loans decreased $579,000, or less than 1%, and commercial construction loans increased $1.7 million, or 2.2%.  Consumer loans, however, declined slightly over the quarter.

On a sequential quarter basis, total core deposits increased $11.0 million, or 1.5% (not annualized), and were 77.8% of total deposits as of June 30, 2018.  As of the same date, non-interest bearing deposits were 18.8% of total deposits.  Core deposit growth in the second quarter of 2018, was primarily attributable to an increase in NOW accounts.  The amount of time deposits was relatively stable through the second quarter of 2018 as the Company used brokered deposits to help fund loan growth due to their more favorable rates and maturities compared with other non-core funding sources.

Capital ratios continue to exceed all regulatory guidelines.  As of June 30, 2018, the tier 1 leverage ratio was 9.35%, the tier 1 risk-based capital ratio was 11.72%, the common equity tier 1 risk-based capital ratio was 10.69% and the total risk based capital ratio was 13.59%.  As of the same date, the tangible common equity-to-tangible assets ratio (a non-GAAP measure) was 8.00%.  Intangible assets and goodwill totaled $16.0 million as of June 30, 2018.

Asset Quality Summary

Asset quality remained strong as net charge-offs were 0.15% (annualized) of total average loans for the quarter ending June 30, 2018.  Total non-performing assets, including loans and other real estate property, were $11.9 million as of June 30, 2018, compared with $13.4 million as of March 31, 2018, and $12.6 million as of December 31, 2017.  The ratio of non-performing loans to total loans was 0.76% compared with 0.97% as of March 31, 2018 and 0.89% as of December 31, 2017.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings.  Simulation model results show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios. Rate changes ramped in over 24 months also show moderate liability sensitivity.

Non-GAAP Based Financial Measures

The income statement summary and selected financial data contains non-GAAP financial measures calculated using non-GAAP amounts. These measures are tangible book value per common share, return on average tangible equity and tangible equity to tangible assets. Tangible book value per share adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders' Equity). Return on average tangible equity adjusts the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity). Tangible equity to tangible assets adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity) and adjust the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Total Assets). Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of non-GAAP measures provides additional clarity when assessing our financial results and use of equity. Disclosures of this type should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Further, DNB’s expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
EARNINGS:
Interest income	$11,289	$10,661	$22,202	$21,155
Interest expense	2,221	1,382	4,107	2,644
Net interest income	9,068	9,279	18,095	18,511
Provision for credit losses	375	585	750	910
Non-interest income	1,322	1,300	2,595	2,526
Gain from insurance proceeds	-	-	-	80
Gain on sale of investment securities	-	25	-	25
Gain on sale of SBA loans	10	97	10	97
Loss on sale / write-down of OREO and ORA	140	115	140	114
Due diligence & merger expense	-	26	-	77
Non-interest expense	7,400	6,943	14,130	13,638
Income before income taxes(1)	2,485	3,032	5,680	6,500
Income tax expense	436	746	1,018	1,773
Net income	$2,049	$2,286	$4,662	$4,727
Net income per common share, diluted	$0.47	$0.53	$1.08	$1.10

(1) Net income before income taxes includes net accretion of purchase accounting fair value adjustments of $216,000 and $477,000 for the three and six month periods ended June 30, 2018, respectively, compared with $445,000 and $1.08 million for the same periods last year.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	Dec 31,
	2018	2017
FINANCIAL POSITION:
Cash and cash equivalents	$33,452	$10,917
Investment securities	165,574	174,173
Loans held for sale	276	651
Loans	885,320	845,897
Allowance for credit losses	(6,188)	(5,843)
Net loans	879,132	840,054
Premises and equipment, net	8,150	8,649
Restricted Stock	6,950	7,641
Other assets	40,075	39,830
Total assets	$1,133,609	$1,081,915

Deposits	$934,115	$861,203
FHLB advances	62,972	79,013
Repurchase agreements	5,609	12,023
Other borrowings	9,615	12,017
Subordinated debt	9,750	9,750
Other liabilities	6,215	5,967
Stockholders' equity	105,333	101,942
Total liabilities and stockholders' equity	$1,133,609	$1,081,915

DNB Financial Corporation
Selected Financial Data (Unaudited)
(In thousands, except per share data)

	Quarterly
	2018	2018	2017	2017	2017
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings and Per Share Data
Net income	$2,049	$2,613	$808	$2,411	$2,286
Basic earnings per common share	$0.48	$0.61	$0.19	$0.57	$0.54
Diluted earnings per common share	$0.47	$0.61	$0.19	$0.56	$0.53
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$24.49	$24.15	$23.78	$23.90	$23.35
Tangible book value per common share (Non-GAAP)	$20.79	$20.44	$20.06	$20.15	$19.59
Average common shares outstanding	4,298	4,291	4,274	4,262	4,258
Average diluted common shares outstanding	4,314	4,309	4,297	4,296	4,292

Performance Ratios
Return on average assets	0.74%	0.97%	0.30%	0.90%	0.84%
Return on average equity	7.79%	10.25%	3.10%	9.42%	9.23%
Return on average tangible equity (Non-GAAP)	9.18%	12.12%	3.66%	11.18%	11.00%
Net interest margin	3.44%	3.51%	3.74%	3.72%	3.59%
Efficiency ratio	70.39%	64.61%	64.73%	63.45%	63.80%
Wtd average yield on earning assets	4.28%	4.24%	4.35%	4.30%	4.12%

Asset Quality Ratios
Net charge-offs to average loans	0.15%	0.04%	0.06%	0.02%	0.36%
Non-performing loans/Total loans	0.76%	0.97%	0.89%	0.87%	0.84%
Non-performing assets/Total assets	1.05%	1.22%	1.16%	1.13%	1.13%
Allowance for credit loss/Total loans	0.70%	0.71%	0.69%	0.68%	0.65%
Allowance for credit loss/Non-performing loans	91.76%	73.08%	77.36%	78.68%	76.76%

Capital Ratios
Total equity/Total assets	9.29%	9.42%	9.42%	9.56%	9.19%
Tangible equity/Tangible assets (Non-GAAP)	8.00%	8.09%	8.07%	8.18%	7.83%
Tier 1 leverage ratio	9.35%	9.33%	9.19%	9.22%	8.80%
Common equity tier 1 risk-based capital ratio	10.69%	10.63%	10.71%	10.78%	10.24%
Tier 1 risk based capital ratio	11.72%	11.67%	11.80%	11.88%	11.32%
Total risk based capital ratio	13.59%	13.56%	13.73%	13.79%	13.15%

Wealth Management Assets Under Care(1)	$257,797	$260,324	$252,823	$246,294	$232,707

(1) Wealth Management Assets Under Care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
EARNINGS:
Interest income	$11,289	$10,913	$11,241	$10,989	$10,661
Interest expense	2,221	1,886	1,593	1,483	1,382
Net interest income	9,068	9,027	9,648	9,506	9,279
Provision for credit losses	375	375	375	375	585
Non-interest income	1,322	1,273	1,250	1,236	1,300
Gain from insurance proceeds	-	-	123	-	-
Gain on sale of investment securities	-	-	25	-	25
Gain on sale of SBA loans	10	-	21	35	97
Loss (gain) on sale / write-down of OREO and ORA	140	-	-	7	115
Due diligence & merger expense	-	-	-	-	26
Non-interest expense	7,400	6,730	7,202	6,983	6,943
Income before income taxes	2,485	3,195	3,490	3,412	3,032
Income tax expense	436	582	2,682	1,001	746
Net income(1)	$2,049	$2,613	$808	$2,411	$2,286
Net income per common share, diluted	$0.47	$0.61	$0.19	$0.56	$0.53

(1) Fourth quarter 2017 results were impacted by a $1.8 million charge, or $0.43 per diluted share, to adjust deferred taxes due to the enactment of the Tax Cuts and Jobs Act.
Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
FINANCIAL POSITION:
Cash and cash equivalents	$33,452	$14,078	$10,917	$19,490	$36,189
Investment securities	165,574	171,108	174,173	175,148	177,149
Loans held for sale	276	646	651	350	-
Loans and leases	885,320	864,345	845,897	819,753	816,525
Allowance for credit losses	(6,188)	(6,145)	(5,843)	(5,594)	(5,267)
Net loans and leases	879,132	858,200	840,054	814,159	811,258
Premises and equipment, net	8,150	8,366	8,649	8,898	9,099
Goodwill	15,525	15,525	15,525	15,525	15,525
Restricted Stock	6,950	7,363	7,641	6,371	6,566
Other assets	24,550	24,744	24,305	25,742	25,674
Total assets	$1,133,609	$1,100,030	$1,081,915	$1,065,683	$1,081,460

Demand	$175,561	$172,044	$176,815	$198,399	$181,529
NOW	216,261	207,538	199,310	195,455	209,355
Money market	254,061	253,757	221,726	217,870	240,434
Savings	80,044	81,635	81,050	81,030	84,820
Core deposits	725,927	714,974	678,901	692,754	716,138
Time deposits	114,766	115,214	140,490	136,759	147,110
Brokered deposits	93,422	61,598	41,812	41,815	29,811
Total deposits	934,115	891,786	861,203	871,328	893,059
FHLB advances	62,972	67,993	79,013	51,047	49,869
Repurchase agreements	5,609	10,717	12,023	15,383	15,700
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,615	9,630	12,017	9,658	9,672
Other liabilities	6,215	6,484	5,967	6,633	4,005
Stockholders' equity	105,333	103,670	101,942	101,884	99,405
Total liabilities and stockholders' equity	$1,133,609	$1,100,030	$1,081,915	$1,065,683	$1,081,460

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
FINANCIAL POSITION:
Cash and cash equivalents	$20,528	$16,509	$23,513	$20,673	$46,629
Investment securities	168,836	172,488	173,959	176,424	175,546
Loans held for sale	642	113	34	49	10
Loans and leases	869,166	851,623	827,273	818,800	817,148
Allowance for credit losses	(6,197)	(5,958)	(5,639)	(5,388)	(5,557)
Net loans and leases	862,969	845,665	821,634	813,412	811,591
Premises and equipment, net	8,306	8,552	8,841	9,032	9,188
Goodwill	15,525	15,525	15,525	15,525	15,525
Restricted Stock	6,836	7,674	6,795	6,506	6,578
Other assets	23,568	23,436	24,723	24,839	24,785
Total assets	$1,107,210	$1,089,962	$1,075,024	$1,066,460	$1,089,852

Demand	$170,885	$174,022	$192,700	$188,804	$183,329
NOW	206,341	204,719	196,055	199,311	209,433
Money market	252,825	236,165	216,853	223,448	232,662
Savings	80,696	80,992	81,118	82,971	84,946
Core deposits	710,747	695,898	686,726	694,534	710,370
Time deposits	114,091	133,222	142,283	142,846	166,459
Brokered deposits	82,957	43,739	41,814	35,474	26,709
Total deposits	907,795	872,859	870,823	872,854	903,538
FHLB advances	54,971	75,458	59,373	50,827	50,634
Repurchase agreements	12,042	12,364	15,388	16,070	12,551
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	10,923	10,470	9,835	9,996	9,684
Other liabilities	6,277	5,657	6,298	5,433	4,353
Stockholders' equity	105,452	103,404	103,557	101,530	99,342
Total liabilities and stockholders' equity	$1,107,210	$1,089,962	$1,075,024	$1,066,460	$1,089,852

DNB Financial Corporation
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of Tangible Book Value Per Common Share to Book Value Per Common Share
(In thousands, except share and per share data)
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
Stockholders' Equity	$105,333	$103,670	$101,942	$101,884	$99,405
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	388	423	435	459	485
Tangible common equity (Non-GAAP)	$89,420	$87,722	$85,982	$85,900	$83,395

Outstanding shares	4,301,898	4,292,689	4,286,117	4,262,721	4,258,073

Book value per common share (GAAP)	$24.49	$24.15	$23.78	$23.90	$23.35
Tangible book value per common share (Non-GAAP)	20.79	20.44	20.06	20.15	19.59

Return on Average Tangible Equity
(Dollars in thousands)	For the Quarter Ended
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
Average Stockholders' Equity	$105,452	$103,404	$103,557	$101,530	$99,342
Average goodwill	15,525	15,525	15,525	15,525	15,525
Average other intangible assets	388	423	435	472	498
Average tangible stockholders' equity (Non-GAAP)	$89,539	$87,456	$87,597	$85,533	$83,319

Net Income	$2,049	$2,613	$808	$2,411	$2,286

Return on average stockholders' equity (GAAP)	7.79%	10.25%	3.10%	9.42%	9.23%
Return on average tangible equity (Non-GAAP)	9.18	12.12	3.66	11.18	11.00

Tangible Equity/Tangible Assets
(Dollars in thousands)
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
Stockholders' Equity	$105,333	$103,670	$101,942	$101,884	$99,405
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	388	423	435	459	485
Tangible common equity (Non-GAAP)	$89,420	$87,722	$85,982	$85,900	$83,395

Assets	1,133,609	1,100,030	1,081,915	1,065,683	1,081,460
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	388	423	435	459	485
Tangible assets (Non-GAAP)	1,117,696	1,084,082	1,065,955	1,049,699	1,065,450

Total equity/Total assets (GAAP)	9.29%	9.42%	9.42%	9.56%	9.19%
Tangible equity/Tangible assets (Non-GAAP)	8.00	8.09	8.07	8.18	7.83